EXHIBIT 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of International Silver, Inc., of our report dated March 22, 2013 on our audit of the financial statements of International Silver, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011, and from inception on June 16, 2006 through December 31, 2012, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 8, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Veyas. NV89107Phone: (888)727-8251 Fax: (888)782-2351